UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
 _________________________________
FORM 8-K
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CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): August 3, 2015
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 Codexis, Inc.
(Exact name of Registrant as Specified in its Charter)
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Delaware	001-34705	71-0872999
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
200 Penobscot Drive
Redwood City, CA 94063
(Address of Principal Executive Offices) (Zip Code)
(650) 421-8100
(Registrant's telephone number, including area code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
_________________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On August 3, 2015 (the “Effective Date”), Codexis, Inc. (the “Company” or “Codexis”) entered into a Platform Technology Transfer and License Agreement (the “Agreement”) with Merck, Sharp & Dohme Corp. (“Merck”).
The Agreement allows Merck to use Codexis’ proprietary CodeEvolver® protein engineering platform technology (the “CodeEvolver Platform Technology”) in the field of human and animal healthcare. The CodeEvolver Platform Technology enables rapid development of custom-designed enzymes that are highly optimized for efficient manufacturing processes. The CodeEvolver Platform Technology, which is comprised of proprietary methods for the design and generation of diverse genetic libraries, automated screening techniques, algorithms for the interpretation of screening data and predictive modelling, is covered by more than 150 issued patents and patent applications worldwide.
Under the terms of the Agreement, Codexis granted to Merck a non-exclusive, worldwide license to use Codexis’ CodeEvolver Platform Technology to research, develop and manufacture novel enzymes for use by Merck for its internal research programs (“Merck Non-Exclusive Field”). The license to Merck is exclusive for the research, development and manufacture of novel enzymes for use by Merck in the chemical synthesis of therapeutic products owned or controlled by Merck (“Merck Exclusive Field”). Merck has the right to grant sublicenses to affiliates of Merck and, in certain limited circumstances, to third parties. Codexis has also granted to Merck a license to make or have made products manufactured using the CodeEvolver Platform Technology with a right to grant sublicenses solely to affiliates of Merck, contract manufacturing organizations and contract research organizations. The manufacturing license is exclusive in the Merck Exclusive Field and non-exclusive in the Merck Non-Exclusive Field. The licenses are subject to certain limitations based on pre-existing contractual obligations that apply to the technology and intellectual property that are the subject of the license grants. The licenses do not permit the use of the CodeEvolver Platform Technology to discover any therapeutic enzyme, diagnostic product or vaccine. In addition, Merck is prohibited from using the CodeEvolver Platform Technology to develop or produce enzymes or any other compounds for or on behalf of any third parties except in a very limited manner when Merck divests a therapeutic product that is manufactured using an enzyme developed using the CodeEvolver Platform Technology.
Merck will pay Codexis up to $18 million over approximately the next 15 to 24 months, $5 million of which will be paid shortly after the Effective Date, and an additional $5 million of which is subject to satisfactory completion of the first technology transfer milestone and $8 million of which is subject to satisfactory completion of the second technology transfer milestone. Codexis also has the potential to receive product-related payments of up to $15 million for each active pharmaceutical ingredient (“API”) that is manufactured by Merck using one or more enzymes that have been developed or are in development using the CodeEvolver Platform Technology during the 10-year period that begins on the conclusion of the technology transfer period. These product-related payments, if any, will be paid by Merck to Codexis for each quarter that Merck manufactures API using a CodeEvolver-developed enzyme. The payments will be based on the total volume of API produced using the CodeEvolver-developed enzyme. Codexis does not expect to begin receiving these potential product-related payments, if any, during the technology transfer period. Codexis has the right to conduct an annual audit to confirm that all payments that are owed to Codexis have been paid in full and on time.

Under the Agreement, Codexis will transfer its CodeEvolver Platform Technology to Merck over approximately the next 15 to 24 months starting on the Effective Date (the “Technology Transfer Period”). As a part of this technology transfer, Codexis will provide to Merck Codexis’ proprietary enzymes, proprietary protein engineering protocols and methods, and proprietary software algorithms. In addition, teams of Codexis and Merck scientists will participate in technology training sessions and collaborative research projects at Codexis’ laboratories in Redwood City, California and at a designated Merck laboratory. Upon completion of technology transfer, Merck will have CodeEvolver Platform Technology installed at its designated site.
The licenses to Merck are granted under patents, patent applications and know-how that Codexis owns or controls as of the Effective Date and that cover the CodeEvolver Platform Technology. Any improvements to the CodeEvolver Platform Technology during the Technology Transfer Period will also be included in the license grants from Codexis to Merck. At the end of the Technology Transfer Period, Merck can exercise annual options that, upon payment of certain option fees, would extend Merck’s license to include certain improvements to the CodeEvolver Platform Technology that arise during the three-year period that begins at the end of the Technology Transfer Period.
During the 15-month period starting on the Effective Date, Codexis will provide additional enzyme evolution services to Merck, at no additional cost, at Codexis’ laboratories in Redwood City.
Under the Agreement, Codexis will own any improvements to Codexis’ protein engineering methods, processes and algorithms that arise and any enzyme technology or process technology that is developed during a technology transfer project, an evolution program or any additional services. Merck will own (the “Merck-Owned Technology”) (a) any enzyme technology that is developed solely by Merck under the Agreement using the CodeEvolver Platform Technology (a “Project Enzyme”) and (b) the methods of use of any Project Enzyme or any enzyme developed jointly by Merck and Codexis using the CodeEvolver Platform Technology. Merck granted to Codexis a worldwide, non-exclusive, fully paid-up, royalty-free license, with the right to grant sublicenses, to use the Merck-Owned Technology outside of the Merck Exclusive Field.
For each API that Merck manufactures using an enzyme developed using the CodeEvolver Platform Technology, Codexis will have a right of first refusal to supply Merck with the enzyme used to manufacture the API if Merck outsources the supply of the enzyme. Codexis’ right of first refusal applies during the period that begins on the completion of a Phase III clinical trial for the product containing the API and ends five years following regulatory approval for such product.
The Agreement has a term that begins on the Effective Date and continues, unless earlier terminated, until the expiration of all payment obligations under the Agreement. At any time following Codexis’ receipt of the milestone payment associated with the first technology transfer stage, Merck may terminate the Agreement by providing 90 days written notice to Codexis. If Merck exercises this termination right during the Technology Transfer Period, Merck will make a one-time termination payment of $8 million to Codexis. Codexis can terminate the Agreement by providing 30 days written notice to Merck if Merck is determined by audits initiated by Codexis to have repeatedly failed to make required payments to Codexis and/or materially underpaid Codexis an amount due under the Agreement. In the event the Agreement is terminated early by Merck, or by Codexis due to an uncured material breach by Merck, or if Merck sells or transfers to a third party any Merck business or facility that includes any Codexis proprietary materials, information or technology, Codexis has the right to conduct an audit of Merck’s facilities to confirm that all proprietary Codexis materials, information and technology have been destroyed. The

Agreement contains indemnification provisions under which Merck and Codexis indemnify each other against certain third party claims.
Codexis expects to receive $10 million in cash during the fiscal year ending December 31, 2015 as a result of the Agreement.
The foregoing is only a summary of the material terms of the Agreement, does not purport to be a complete description of the rights and obligations of the parties thereunder and is qualified in its entirety by reference to the Agreement that will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ending September 30, 2015.

Item 7.01.	Regulation FD Disclosure.
On August 3, 2015, the Company issued a press release announcing the Agreement. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and incorporated by reference herein.
The information furnished pursuant to this Item 7.01 of this Report, including Exhibit 99.1 attached hereto, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liability of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, regardless of any general incorporation language in any such filing, unless the Company expressly sets forth in such filing that such information is to be considered “filed” or incorporated by reference therein.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

99.1	Press release.

Forward-Looking Statements
This Current Report on Form 8-K contains forward-looking statements relating to Codexis’ expectation that it will receive up to $18 million over approximately the next 15 to 24 months under the Agreement, the potential for Codexis to receive product-related payments of up to $15 million for each Merck-developed API that is manufactured using one or more enzymes that have been developed using the CodeEvolver Platform Technology, Codexis’ expectation that it will not receive any product-related payments during the technology transfer period, Codexis’ expectations that it will receive $10.0 million in cash during the fiscal year ending December 31, 2015 as a result of the Agreement, the estimated duration of the technology transfer period under the Agreement and the ability of the CodeEvolver Platform Technology to rapidly develop custom-designed enzymes that produce efficient manufacturing processes. You should not place undue reliance on these forward-looking statements because they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond Codexis' control and that could materially affect actual results. Factors that could materially affect actual results include Codexis' dependence on its collaborators; Codexis' dependence on a limited number of products and customers; potential adverse effects to Codexis' business if its customers' pharmaceutical products are not received well in the markets; Codexis’ ability to retain key personnel; Codexis’ reliance on customers to provide timely information in order for Codexis to report its financial results in an accurate and timely fashion; Codexis’ ability to compete may decline if it loses some of its intellectual property rights; third party claims that Codexis infringes third party intellectual property rights; and Codexis could face increased competition if third parties misappropriate Codexis biocatalysts. Additional factors that could materially affect actual results can be found in Codexis' Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on March 6, 2015, including under the caption “Risk Factors,” and in Codexis’ Quarterly Report on Form 10-Q filed with the SEC on May 7, 2015. Codexis expressly disclaims any intent or obligation to update these forward-looking statements, except as required by law.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: August 3, 2015

CODEXIS, INC.

By:	/s/ Douglas T. Sheehy
Douglas T. Sheehy
Executive Vice President, Chief Administrative Officer, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release.

7